Exhibit 99.1

QC Holdings, Inc. Reports First Quarter Results

Board Declares Regular $0.05 Quarterly Dividend

OVERLAND PARK, Kan.--(BUSINESS WIRE)--May 5, 2011--QC Holdings, Inc. (NASDAQ: QCCO) reported income from continuing operations of $5.2 million, or $0.29 per diluted share, and revenues of $46.2 million for first quarter 2011.

“We were pleased with our first quarter results,” said QC Chairman and Chief Executive Officer Don Early. “With respect to our short-term loan branches, we experienced earnings improvements in the majority of our states during first quarter 2011, largely due to improved losses, reduced operating expenses and stable revenues.

“Our revenue mix continues to evolve, with automotive sales and fees from installment and title loans representing nearly 30% of total revenues in first quarter 2011 compared to about 20% in prior year’s first quarter. This evolution reflects diversification within our short-term loan branch network, as well as external to it through our buy here, pay here business.”

For the three months ended March 31, 2010, income from continuing operations totaled $5.6 million, or $0.31 per diluted share, and revenues totaled $46.8 million.

The three months ended March 31, 2011 and 2010 include discontinued operations relating to branches that were closed or sold during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months ended March 31, 2011 and 2010 are provided below.

Revenues declined $589,000, or 1.3%, quarter-to-quarter. This decline is primarily due to reduced loan volumes in Arizona resulting from the expiration of the existing payday loan law on June 30, 2010, substantially offset by higher automotive revenues.

Branch operating costs, exclusive of loan losses, totaled $23.1 million during the three months ended March 31, 2011, a $1.8 million increase over the $21.3 million in the same 2010 period. The increase was primarily attributable to higher cost of sales in the automotive business.

During the three months ended March 31, 2011, the company reported a decline in loan losses to $4.9 million compared to $5.7 million in the same 2010 quarter. The loss ratio for the current quarter totaled 10.6%, down from the 12.2% in first quarter 2010. This improvement reflects fewer returned items and a better collection rate quarter-to-quarter. The company received cash of approximately $205,000 and $65,000 from selling older debt during first quarter 2011 and 2010, respectively.

QC’s branch gross profit in first quarter 2011 was $18.3 million, a $1.6 million decrease from prior year’s quarter. This decrease is attributable to the changes in the Arizona law as noted above, partially offset by improvements in the majority of the other states in which the company operates.

Regional and corporate expenses declined $931,000 to $8.4 million during the three months ended March 31, 2011 from $9.3 million in first quarter 2010, largely due to reduced occupancy costs associated with a renegotiated corporate lease, together with lower expenses in various other areas.

Interest expense decreased approximately $110,000 from last year’s first quarter due to lower average outstanding debt balances.

“Despite the significant decline in Arizona revenues and profitability, we were able to generate solid first quarter earnings,” noted QC President and Chief Operating Officer Darrin Andersen. “Our field personnel have done an outstanding job of communicating with our customers to resolve outstanding debts, while maintaining operating expenses at very reasonable levels. These efforts were key to maintaining the overall branch gross margin near 40% during first quarter 2011.

“Our automotive business reported impressive revenue growth during first quarter 2011. We continue to work on improving the efficiency of our service center, but still have opportunities to reduce the average reconditioning cost for each vehicle. Our existing Kansas City locations provide a great base from which to explore expansion in the automotive industry.”

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable May 31, 2011 to stockholders of record as of May 17, 2011.

-BUSINESS OUTLOOK -

“After having endured a very challenging year in 2010 due to legislative and regulatory changes in a number of states, we entered 2011 looking to rebound to more historical revenue and earnings experience,” Early said. “Exclusive of the expected negative declines in Arizona during the first quarter of 2011, we were pleased to report improvement in gross profit quarter-to-quarter.

“Looking ahead into 2011, we anticipate pressure on our revenues and profits resulting from the new Illinois short-term loan law that became effective in March 2011. In addition, we continue to monitor the progress of our Washington, South Carolina and Arizona branches as they manage through difficult operating environments. There are still several branches in each state that have not returned to profitability, and if trends do not improve in the near future, it is likely we would consolidate or close these branches.

“As in prior years, the first few months of each year are very active from a legislative standpoint, with so-called consumer groups and other opponents pressuring legislators in various states to restrict or eliminate our short-term loan products. Throughout the years, we have worked to educate and inform elected officials, their staff and any interested parties about the overwhelming demand for our products and the importance of maintaining reasonable, competitive credit options for consumers. We are committed to providing short-term loan product alternatives to our customers in a quick, convenient and professional manner.

“We look forward to continuing the momentum generated during first quarter 2011 and to producing meaningful cash flow, earnings and value for our shareholders into the future.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 501 branches in 23 states at March 31, 2011 (note, however, that the company has 3 branches scheduled to close during the second quarter of 2011). With more than 25 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 501 branches through a combination of de novo branches and acquisitions. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2010, the company advanced approximately $1.0 billion to customers and reported total revenues of $188.1 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, including particularly changes in Washington, South Carolina, Virginia, Illinois and Arizona, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (5) risks associated with the leverage of the company, (6) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (7) changes in our key management personnel, (8) integration risks and costs associated with future acquisitions, and (9) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2010	2011
Revenues
Payday loan fees	$ 33,211	$ 29,095
Automotive sales, interest and fees	4,826	6,975
Other	8,801	10,179
Total revenues	46,838	46,249
Branch expenses
Salaries and benefits	9,911	10,269
Provision for losses	5,701	4,921
Occupancy	5,331	5,238
Cost of sales - automotive	2,162	3,807
Depreciation and amortization	846	723
Other	3,028	3,019
Total branch expenses	26,979	27,977
Branch gross profit	19,859	18,272

Regional expenses	3,830	3,308
Corporate expenses	5,462	5,053
Depreciation and amortization	694	703
Interest expense	704	594
Other expense, net	13	4
Income from continuing operations before income taxes	9,156	8,610
Provision for income taxes	3,534	3,412
Income from continuing operations	5,622	5,198
Gain (loss) from discontinued operations, net of income tax	(445)	92
Net income	$ 5,177	$ 5,290

Earnings (loss) per share:
Basic
Continuing operations	$ 0.31	$ 0.29
Discontinued operations	(0.03)	-
Net income	$ 0.28	$ 0.29

Diluted
Continuing operations	$ 0.31	$ 0.29
Discontinued operations	(0.03)	-
Net income	$ 0.28	$ 0.29
Weighted average number of common shares outstanding:
Basic	17,483	17,056
Diluted	17,580	17,077

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended
	March 31,
	2010	2011

Income from continuing operations	$5,622	$5,198
Provision for income taxes	3,534	3,412
Depreciation and amortization	1,540	1,426
Interest expense	704	594
Non-cash losses on property dispositions	13	4
Stock option and restricted stock expense	714	672
Adjusted EBITDA	$12,127	$11,306

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2010	March 31, 2011
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$16,288	$14,181
Loans receivable, less allowance for losses of $5,300 at December 31, 2010 and $3,970 at March 31, 2011	64,319	52,685
Prepaid expenses and other current assets	13,419	9,977
Total current assets	94,026	76,843
Non-current automotive loans receivable, less allowance for losses of $1,850 at December 31, 2010 and $1,720 at March 31, 2011	5,740	7,069
Property and equipment, net	14,110	13,527
Goodwill	16,491	16,356
Other assets, net	7,675	7,593
Total assets	$138,042	$121,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$467	$384
Accrued expenses and other liabilities	11,806	8,237
Deferred revenue	4,356	2,682
Income taxes payable		823
Revolving credit facility	17,250	7,750
Current portion of long-term debt	10,863	10,300
Total current liabilities	44,742	30,176

Non-current liabilities	4,872	5,038

Long-term debt	16,881	10,391
Total liabilities	66,495	45,605

Commitments and contingencies
Stockholders’ equity	71,547	75,783
Total liabilities and stockholders’ equity	$138,042	$121,388

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended March 31,
	2010	2011
	Unaudited	Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	556	523
De novo branches opened	1
Branches scheduled to close		(3)
Branches closed/sold	(4)	(22)
Number of branches, end of period	553	498

Short-term Lending Branch Data:
Average revenue per branch	$84,192	$78,705
Percentage change		(6.5%)

Operating Data – Short-term Loans:
Loan volume	$218,773	$191,252
Average loan (principal plus fee)	375.23	377.37
Average fee	56.03	57.04

Operating Data – Installment Loans:
Loan volume	$4,897	$7,970
Average loan (principal)	489.77	530.08
Average term (days)	170	265

Operating Data – Automotive Loans:
Loan volume	$3,876	$5,552
Average loan (principal)	8,850	9,827
Average term (months)	31	34
Locations, end of period	5	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended March 31,
	2010	2011
	Unaudited	Unaudited
Other Revenues:
Installment loan interest and fees	$3,995	$4,639
Credit service fees	1,731	1,936
Title loan fees	908	1,567
Other	2,167	2,037
Total	$8,801	$10,179

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$17,672	$16,007
Recoveries	(9,905)	(9,641)
Adjustment to provision for losses based on evaluation of outstanding receivables	(2,066)	(1,445)
Total provision for losses	$5,701	$4,921

Provision for losses as a percentage of revenues	12.2%	10.6%
Provision for losses as a percentage of loan volume (all products)	2.3%	2.2%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications